Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts” and “Selected Consolidated Financial and Operating Data” and to the use of our report dated June 16, 2004 (except as to Note 1, as to which the date is             , 2004), in the Registration Statement (Form S-1 No. 333-117278) and related Prospectus of Arbinet-thexchange, Inc. for the registration of              shares of its common stock.

New York, New York

The foregoing consent is in the form that will be signed upon completion of the recapitalization and computation of earnings per share as described in Note 1 to the financial statements.

/s/    Ernst & Young LLP

New York, New York

September 24, 2004